UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2016

CHROMADEX CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number: 000-53290

Delaware	26-2940963
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

10005 Muirlands Boulevard
Suite G
Irvine, California 92618
(Address of principal executive offices, including zip code)

949-419-0288
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement.

On November 4, 2016, ChromaDex Corporation (the “Company”) entered into a business financing agreement (the “Agreement”) with Western Alliance Bank (the “Lender”), in order to establish a formula based revolving credit line pursuant to which the Company, the Company’s wholly owned subsidiary, ChromaDex, Inc. (the “Subsidiary”), and two wholly owned subsidiaries of the Subsidiary, ChromaDex Analytics, Inc. and Spherix Consulting, Inc. (together with the Company and the Subsidiary, the “Borrowers”), may borrow an aggregate principal amount of up to $5,000,000, subject to the terms and conditions of the Agreement. The Borrowers intend to use the proceeds received under the Agreement for working capital needs and to fund general business requirements. Upon execution of the Agreement, the Borrowers paid a $25,000 facility fee and a $900 due diligence fee to Lender.

The interest rate will be calculated at a floating rate per month equal to (a) the greater of (i) 3.50% per year or (ii) the Prime Rate published in the Money Rates section of the Western Edition of The Wall Street Journal, or such other rate of interest publicly announced by Lender as its Prime Rate, plus (b) 2.50 percentage points, plus an additional 5.00 percentage points during any period that an event of default has occurred and is continuing. The Borrowers’ obligations under the Agreement are secured by a security interest in substantially all of the Borrowers’ current and future personal property assets, including intellectual property.

Any borrowings, interest or other fees or obligations that the Borrowers owe Lender pursuant to the Agreement (the “Obligations”) will be become due and payable on November 4, 2018 (the “Maturity Date”). If the Agreement is terminated prior to November 4, 2017, Borrowers will pay a termination fee of $50,000 to Lender (the “Termination Fee”), provided that such Termination Fee will be waived in the event that Borrowers refinance with Lender. The Borrowers will also pay the Lender (a) an annual facility fee, (b) a fee upon the issuance of each letter of credit, (c) a monthly collateral maintenance fee equal to 0.05% of the outstanding principal balance under the Agreement, (d) fees for any cash management services provided by Lender and (e) a due diligence fee on the first anniversary of the Agreement.

The Agreement includes quick ratio, EBDAS and minimum revenue financial covenants.

The Borrowers are also subject to a number of affirmative and restrictive covenants, including covenants regarding delivery of financial statements, maintenance of inventory, payment of taxes, maintenance of insurance, dispositions of property, business combinations or acquisitions and incurrence of additional indebtedness, among other customary covenants. Upon the occurrence of certain events, including but not limited to the Borrowers’ failure to satisfy payment obligations under the Agreement, the breach of certain of Borrowers’ other covenants under the Agreement, or the occurrence of a material adverse change, Lender will have the right, among other remedies, to declare all Obligations due and payable.

The Borrowers may terminate the Agreement prior to the Maturity Date at any time upon 30 days’ notice to Lender and payment in full of the Obligations.

Pursuant to an exclusive placement and advisory agreement by and among the Company, Trump Securities LLC (“Trump”) and Credo 180, LLC, the Company paid Trump a consulting fee of $100,000 in connection with the execution of the Agreement.

The foregoing is only a summary of the material terms of the Agreement, and does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

On November 8, 2016, the Company issued a press release announcing the Agreement, a copy of which is attached hereto as Exhibit 99.1.

Item 2.03        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is hereby incorporated by reference into Item 2.03.

Item 9.01        Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated November 8, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 8, 2016	CHROMADEX CORPORATION

	By:	/s/ Frank L. Jaksch, Jr.
Frank L. Jaksch, Jr.
Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release, dated November 8, 2016